SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement              [ ] Confidential, for use of the
[X] Definitive proxy statement                   Commission only (as permitted
[ ] Definitive additional materials              by Rule 14a-6(e)(2))
[ ] Soliciting material pursuant to
    Sec. 240.14a-11(c) or Sec. 240.14a-12

                                 SKYMALL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
    (2)  Aggregate number of securities to which transactions applies:

         -----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
    (5)  Total fee paid:

         -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing party:

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     (4) Date filed:

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

                                 SKYMALL, INC.
                             1520 East Pima Street
                             Phoenix, Arizona 85034

--------------------------------------------------------------------------------
                NOTICE AND PROXY STATEMENT FOR ANNUAL MEETING OF
                      SHAREHOLDERS TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------

To the Shareholders of SkyMall, Inc.:

     The Annual Meeting of the shareholders of SkyMall, Inc., a Nevada corporation (the "Company"), will be held at SkyMall's Corporate Offices located at 1520 East Pima Street, Phoenix Arizona, 85034 on Wednesday, May 20, 1998, at 10:00 a.m. local time for the following purposes:

     1.   To elect five directors to serve until the next annual meeting;

     2. To amend the Company's 1994 Stock Option Plan (the "Option Plan") to increase the aggregate number of shares available for issuance thereunder from 650,000 to 1,100,000; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Company is presently aware of no other business to come before the Annual Meeting.

     Shareholders of record at the close of business on April 6, 1998 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Shares may be voted at the Annual Meeting only if the holder is present or represented by proxy. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company's corporate headquarters for any purpose germane to the Annual Meeting during ordinary business hours for ten (10) days prior to the Annual Meeting.

     A copy of the Company's 1997 Annual Report to Shareholders, which includes audited financial statements, is enclosed. Management and the Board of Directors cordially invite you to attend the Annual Meeting.

                                 By Order of the Board of Directors,


                                 Robert M. Worsley
                                 Chairman, Chief Executive Officer and President

Phoenix, Arizona
April 21, 1998


SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY. A PRE-ADDRESSED ENVELOPE IS PROVIDED FOR THEIR CONVENIENCE. SHAREHOLDERS ARE ENCOURAGED TO VOTE REGARDLESS OF WHETHER THEY ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

                                 SKYMALL, INC.
                             1520 EAST PIMA STREET
                             PHOENIX, ARIZONA 85034

--------------------------------------------------------------------------------
                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 20, 1998
--------------------------------------------------------------------------------


     This Proxy Statement is furnished by the Board of Directors of SkyMall, Inc., a Nevada corporation (the "Company" or "SkyMall"), in connection with the solicitation of proxies to be used for the purpose of voting at the Annual Meeting of shareholders. The Annual Meeting of shareholders will be held on Wednesday, May 20, 1998 at 10:00 a.m. local time at SkyMall's corporate offices located at 1520 East Pima Street, Phoenix, Arizona 85034.

     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials relating to the Annual Meeting were mailed on or about April 21, 1998 to shareholders of record at the close of business on April 6, 1998 (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof, either in person or by valid proxy. As of the Record Date, there were outstanding 8,489,600 shares of common stock, $.001 par value per share (the "Common Stock").

     Shareholders are entitled to one vote for each share of Common Stock held of record on each matter of business to be considered at the Annual Meeting. Ballots cast at the Annual Meeting will be counted by the Inspector of Elections and determinations of whether a quorum exists and whether the proposals are approved will be announced at the Annual Meeting.

     The Inspector of Elections will treat abstentions and broker non-votes received as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to the beneficial owners of the outstanding Common Stock. In addition to soliciting proxies by mail, proxies may be solicited by personal interview or telephone. A person giving the enclosed proxy has the power to revoke it at anytime before it is exercised by: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending a written notice of revocation to the Secretary of the Company at its corporate offices. The corporate offices of the Company are located at 1520 East Pima Street, Phoenix, Arizona 85034 and its telephone number at that address is (602) 254-9777.

     The information included herein should be reviewed in conjunction with the financial statements, notes to financial statements, independent accountants' report and other information included in the Company's 1997 Annual Report to Shareholders that was mailed with this Proxy Statement to all shareholders of record on the Record Date.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The Board of Directors currently consists of five members. Each director of the Company is elected for a period of one year at the Company's Annual Meeting of shareholders and serves until his or her successor is duly elected and qualified. Unless otherwise noted thereon, the shares represented by the enclosed proxy will be voted for the election as directors of the five nominees named below to serve until the 1999 Annual Meeting of shareholders or until their successors have been duly elected and qualified. The five nominees receiving the highest number of votes cast at the Annual Meeting will be elected. If any of them become unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other persons or persons as may be determined by the holders of such proxy.

     The following persons have been nominated as directors:

     ROBERT M. WORSLEY (42) has been the Chairman of the Board, Chief Executive Officer and President of the Company since it was founded in 1989. From 1985 to 1989, Mr. Worsley was a principal of ExecuShare, Inc., an executive services firm that provided time-shared financial executives for small companies. From 1980 to 1985, Mr. Worsley was an accountant with Price Waterhouse, a public accounting firm, where he most recently held the position of Audit Manager. Mr. Worsley received a bachelor's degree in accounting from Brigham Young University in 1980. Mr. Worsley is a Certified Public Accountant.

     ALAN C. ASHTON (53), a co-founder of SkyMall, has been a director of the Company since December 1996. Dr. Ashton was a co-founder of WordPerfect Corporation and, from its inception in 1978 until 1993, served as its President. Dr. Ashton graduated magna cum laude in mathematics from the University of Utah in 1966 and received a Ph.D. in computer science from the same university in 1970. Dr. Ashton was a professor of computer science at Brigham Young University for 14 years from 1977 until 1991. Dr. Ashton serves on the Boards of Directors of Geneva Steel Co. and Fonix Corporation.

     LYLE R. KNIGHT (52) has been a director of the Company since December 1996. Mr. Knight has more than twenty-seven years of banking experience. From 1989 until 1992, Mr. Knight was President and Chief Executive Officer of Security Pacific Bank, Nevada. In 1992, Mr. Knight became President and Chief Executive Officer of Caliber Bank, an affiliate of Bank America Corporation. From 1993 until 1995, Mr. Knight served as President of Caliber Bank, a wholly owned subsidiary of Independent Banks of Arizona, which was subsequently merged with Norwest Corporation. From 1995 until 1997, Mr. Knight was the Senior Vice President of Norwest Banks, Arizona. From 1997 until 1998, Mr. Knight was the President of Pacific Century Bank. Mr. Knight is a principal of C&K Investments, a property development and management company. Mr. Knight graduated from the University of Utah in 1968 with a Bachelor of Science degree in Banking and Finance and, in 1982, graduated with honors from Pacific Coast Banking School. Mr. Knight is Chairman-elect of the Phoenix Chamber of Commerce, immediate Past President of the Arizona Chamber of Commerce, a Director of the Barrows Neurological Institute, a Director of the Pacific Coast Banking School, and serves on the Arizona Community Foundation.

     THOMAS J. LITLE  (56) has been a director  of the  Company  since  December
1996. In 1985, Mr. Litle founded Litle & Company, Inc., which provided information sharing, payment processing and electronic network services to the direct marketing industry. Mr. Litle was Chairman of Litle & Company's Board of Directors and its Chief Executive Officer until 1995, when the business was sold to First USA. In connection with the sale to First USA, Mr. Litle retained the networking and non-payment processing part of the business and formed OrderTrust LLC (formerly LitleNet LLC), of which he is the Chairman, which also provides direct commerce connection and information sharing services to the direct marketing industry. Mr. Litle received an M.B.A. from Harvard Graduate School of Business Administration in 1964 after graduating from California Institute of Technology with a Bachelor of Science degree in 1962. Mr. Litle also serves on the Boards of Directors of the Direct Marketing Association, the New York University Center for Direct Marketing, Foster & Gallagher, DM Management, Tessera, the Catalog Systems Management Network and the National Catalog Operations Forum.

     RANDY PETERSEN (43) has been a director of the Company since December 1996. In 1986, Mr. Petersen founded and is currently the President and Chairman of the Board of Frequent Flyer Services. Frequent Flyer Services publishes a monthly frequent flyer magazine and an annual frequent flyer guidebook, produces frequent traveler oriented merchandise and provides various travel-related services. Mr. Petersen is a member of the Association of Corporate Travel Executives and serves on the Advisory Board of the International Airline Passenger Association. Mr. Petersen also serves on the Board of Directors of FlightPlan, Inc., TeleMiles, Inc. and Travel & Calling Card, Inc.

     The Company's Bylaws provide that any shareholder entitled to vote in an election of directors may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid to the Secretary, SkyMall, Inc., 1520 East Pima Street, Phoenix, Arizona 85034. Such notice shall be given not less than thirty (30) days and not more than sixty
(60) days prior to the Annual  Meeting;  provided  that if less than  forty-five
(45) days notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, such nomination must be mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first.

     Each such notice must set forth: (a) with respect to each nominee, (i) the name, age, business address and, if known, residence address of the nominee,
(ii) the principal occupation or employment of the nominee, (iii) the number of shares of stock of the Company which are beneficially owned by the nominee, and
(iv) any other information concerning the nominee that must be disclosed with respect to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such persons' written consent to be named as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company's books, of such shareholder and (ii) the class and number of shares of the Company that are beneficially owned by such shareholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the Company that are beneficially owned by such person. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     Audit Committee. In 1997, the Board appointed Lyle R. Knight and Thomas J. Litle to serve on the Company's Audit Committee. The Audit Committee is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting controls, practices and policies. The Audit Committee met once in 1997.

     Compensation Committee. Also in 1997, the Board appointed Alan C. Ashton and Randy Petersen to serve on the Company's Compensation Committee. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for executive officers of the Company, including annual bonus compensation, and consults with management of the Company regarding compensation policies and practices. The Compensation Committee also makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under such plans. The Compensation Committee did not meet in 1997 as all compensation matters were considered and acted upon by the full Board.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors during 1997 consisted of Messrs. Ashton and Petersen, neither of whom was an employee of the Company during 1997.

     Other Committees. The Company does not maintain a standing nominating committee.

     Board Meetings. During 1997, the Board of Directors met six times. Each director attended in excess of 75% of the meetings held in 1997 by the Board and the committees of the Board, except for Thomas J. Litle who did not attend one Board meeting and the meeting of the Audit Committee, which was held on the same day.

DIRECTORS' FEES AND EMPLOYMENT AGREEMENT

     Directors who are not employees of the Company receive a quarterly retainer of $2,500, an option to purchase 5,000 shares of the Company's Common Stock at its fair market value on the date of grant upon appointment to the Board of Directors, and an annual option to purchase 3,000 shares of the Company's Common Stock at its fair market value on the date of grant provided they have attended a required minimum number of Board and committee meetings during the year. All directors are reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. Directors who are also officers of the Company are not compensated for their services as directors.

     With the exception of Robert M. Worsley, who has an employment agreement with the Company that is described below, each of the executive officers serves at the pleasure of the Company's Board of Directors.

OTHER EXECUTIVE OFFICERS

Following are the executive officers of the Company who are not also directors:

     CHRISTINE A. AGUILERA (35) has served as SkyMall's Vice President of Business Development, General Counsel and Secretary since February 1997. From 1992 until joining the Company, Ms. Aguilera was an attorney in private practice in Phoenix, Arizona practicing in the areas of corporate and securities law, including most recently at Squire, Sanders & Dempsey, LLP. From 1989 until 1992, Ms. Aguilera attended law school at the University of Texas, where she received a law degree in 1992. From 1986 until 1989, Ms. Aguilera practiced public accounting with Coopers & Lybrand, where she most recently held the position of Audit Supervisor. Ms. Aguilera received bachelors' degrees in accounting and finance from New Mexico State University in 1986. Ms. Aguilera is a Certified Public Accountant and a member of the State Bar of Arizona.

     MARK S. SCHNEIDER (46) has served as SkyMall's Vice President of Marketing since September 1997. From 1988 until joining the Company, Mr. Schneider was employed with the Airfone division of GTE where he most recently held the position of Vice President of Marketing and had principal responsibility for advertising, promotions, sales, customer service, market planning, new business development and the implementation of new products and services. Prior to joining GTE Airfone, Mr. Schneider worked in various capacities in the airline industry for more than ten years, including in various marketing and revenue management positions. Mr. Schneider received his bachelor's degree from Colorado State University and M.B.A. degree from the same university in 1977.

     MARTIN F. SMITH (40) has served as SkyMall's Vice President of Merchandising since November 1994. Prior to joining the Company, Mr. Smith served as Director of Sales, Marketing and Advertising for Fulton Homes from 1992 until 1994, and for Tradewinds Homes from 1985 until 1990, both of which are new home construction firms. Mr. Smith also was employed as District Sales Manager for a chemical company, Huntsman Chemical Corp., from 1990 until 1992.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding annual and long-term compensation for services rendered to the Company during the years ended December 31, 1997, 1996 and 1995 by the Chief Executive Officer of the Company and certain other executive officers of the Company (collectively, the "Named Executive Officers"). No executive officer, other than the Chief Executive Officer, had a total salary and bonus in fiscal 1995 that exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                  ANNUAL COMPENSATION                   AWARDS
                                   ---------------------------------------------     ------------
                                                                                      SECURITIES
                                                                                      UNDERLYING        ALL OTHER
  NAME AND PRINCIPAL     FISCAL                                   OTHER ANNUAL       OPTIONS/SARS       COMPENSA-
      POSITION            YEAR      SALARY($)      BONUS($)      COMPENSATION($)        (1)(#)         SATION(2)($)
---------------------    ------    -----------    ----------     ---------------     ------------      ------------

ROBERT M. WORSLEY         1997        190,000        28,500          3,598 (3)            -0-                   274
Chairman of the Board     1996        159,077        20,000          6,110 (3)            -0-                 1,369
Chief Executive           1995        138,295         7,500          4,749 (3)            -0-                 1,382
Officer and President

CHRISTINE A. AGUILERA     1997         69,854(4)     10,000            -0-              70,000                  174
Vice President of
Business Development,
General Counsel and
Secretary

MARK S. SCHNEIDER         1997         38,942(5)      5,000            -0-              70,000                  -0-
Vice President of
Marketing

MARTIN F. SMITH           1997        125,000        16,000            -0-              15,000                  433
Vice President of         1996         95,992           -0-         66,076 (6)          54,135 (7)            1,045
Merchandising

__________

(1)  Consists entirely of stock options.
(2)  Employer matching contributions pursuant to the Company's 401(k) plan.
(3) Includes a pro rata portion of premiums paid on a life insurance policy on the life of Mr. Worsley under which a portion of the benefits are payable to beneficiaries other than the Company.
(4) Ms. Aguilera joined the Company in February 1997. Had Ms. Aguilera been employed by the Company for the entire year, her annual base salary would have been $90,000.
(5) Mr. Schneider joined the Company in September 1997. Had Mr. Schneider been employed by the Company for the entire year, his annual base salary would have been $135,000.
(6)  Commissions earned on sales of merchandise and placement fees.
(7) Includes options to acquire 54,135 shares of Common Stock that were repriced from $7.39 to $5.56 per share during fiscal 1996.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth for each Named Executive Officer certain information concerning individual grants of stock options during the 1997 fiscal year.

                                                INDIVIDUAL GRANTS
                              --------------------------------------------------
                                                                                       POTENTIAL REALIZED
                                              % OF TOTAL                                VALUE AT ASSUMED
                               NUMBER OF       OPTIONS/                               RATES OF ANNUAL STOCK
                               SECURITIES        SARS                                  PRICE APPRECIATION
                               UNDERLYING     GRANTED TO     EXERCISE                  FOR OPTION TERM (2)
                              OPTIONS/SARS   EMPLOYEES IN     PRICE     EXPIRATION
NAME                           GRANTED(1)     FISCAL YEAR     ($/SH)       DATE         5%($)       10%($)
---------------------         ------------   ------------    --------   ----------    ---------------------

CHRISTINE A. AGUILERA          55,000 (3)        17.9%        $9.00     02/05/2007     311,300      788,700
Vice President of              15,000 (4)         4.9%        $4.38     12/22/2007      41,250      104,550
Business Development,
General Counsel and
Secretary

MARK S. SCHNEIDER              55,000 (5)        17.9%        $8.00     07/03/2007     187,000      558,800
Vice President of              15,000 (4)         4.9%        $4.38     12/22/2007      41,250      104,550
Marketing

MARTIN F. SMITH                15,000 (4)         4.9%        $4.38     12/22/2007      41,250      104,550
Vice President of
Merchandising

--------------

(1)  Consists entirely of stock options.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% or 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The potential realizable value of the foregoing options is calculated by assuming that the market price of the underlying security appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.
(3) The option may be exercised for 33% of the underlying stock beginning on February 5, 1998, for another 33% beginning on February 5, 1999, and for the final 34% beginning on February 5, 2000.
(4) The option may be exercised for 33% of the underlying stock beginning on December 22, 1998, for another 33% beginning on December 22, 1999, and for the final 34% beginning on December 22, 2000.
(5) The option may be exercised for 33% of the underlying stock beginning on July 3, 1998, for another 33% beginning on July 3, 1999, and for the final 34% beginning on July 3, 2000.

     AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                              OPTIONS/SARS AT FISCAL        IN-THE-MONEY OPTIONS/SARS
                                    YEAR END                    AT FISCAL YEAR END
NAME                       EXERCISABLE/UNEXERCISABLE(1)    EXERCISABLE/UNEXERCISABLE(2)
----------------------     ----------------------------    ----------------------------
Christine A. Aguilera                0/70,000                          $0/$9,375
Mark S. Schneider                    0/70,000                          $0/$9,375
Martin F. Smith                      54,135/15,000                     $0/$9,375


--------------

(1)  Consists entirely of stock options.
(2) Value is based on the difference between the exercise price of such options and the closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 1997 of $5.00 per share.


STOCK OPTION PLANS

     1994 Stock Option Plan. The Company has adopted the SkyMall 1994 Stock Option Plan (the "Option Plan") pursuant to which incentive and nonqualified stock options may be granted from time to time to directors, officers and other key employees of the Company at an exercise price of not less than fair market value on the date of grant. The recipients of options, length of options, exercise price and other terms are determined by the Board of Directors. As of April 15, 1998, options to purchase a total of 595,848 shares were outstanding under the Option Plan. For additional information regarding the Option Plan, see Proposal No. 2.

     Non-Employee Plan. The Company has also adopted the SkyMall Non-Employee Director Stock Option Plan (the "Non-Employee Plan"), which authorizes the Board of Directors to grant options to non-employee directors of the Company to purchase shares of Common Stock of the Company. Non-employee directors of the Company receive an automatic grant of options to purchase 5,000 shares of Common Stock on appointment to the Board of Directors and thereafter receive an automatic grant of options to purchase 3,000 shares annually subject to satisfying certain attendance requirements. In general, options granted under the Non-Employee Plan are not transferable and expire ten years after the date of the grant. The per share exercise price of a stock option granted under the Non-Employee Plan may not be less than the fair market value of the Common Stock on the date of the grant. The maximum number of shares of Common Stock that may be outstanding at any time under the Non-Employee Plan is 100,000, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company's total number of outstanding shares of Common Stock. The Company has granted options to non-employee directors to purchase a total of 44,000 shares.

401(k) PLAN

     Under the Company's 401(k) plan, adopted in 1992, eligible employees may direct that a portion of their compensation, up to a legally established maximum, be withheld by the Company and contributed to their accounts. All 401(k) plan contributions are placed in a trust fund and invested by the 401(k) plan's trustee, except that the 401(k) plan may permit participants to direct the investment of their account balances among mutual or investment funds available under the plan. The 401(k) plan provides a matching contribution of 50 percent of a participant's contributions up to a maximum of six percent of the participant's annual salary.

     Amounts contributed to participant accounts under the 401(k) plan and any earnings or interest accrued on the participant accounts are generally not subject to federal income tax until distributed to the participant and may not be withdrawn until death, retirement or termination of employment.

EMPLOYMENT AGREEMENT

     On September 30, 1996, the Company's Board of Directors approved an employment agreement with Robert M. Worsley for services as Chairman of the Board, Chief Executive Officer and President. This agreement requires Mr. Worsley to devote his full time to the Company during normal business hours in exchange for a base annual salary of $190,000, subject to annual increases at the discretion of the Board of Directors. In addition, Mr. Worsley is entitled to receive bonuses at the discretion of the Board of Directors in accordance with the Company's bonus plans in effect from time to time and the Company pays certain life and disability insurance premiums on behalf of Mr. Worsley. The agreement has an initial three-year term and is automatically extended for successive two-year renewal periods without any action of the Company or Mr. Worsley unless the Company or Mr. Worsley provides written notice of termination to the other party no less than 30 days prior to the expiration of the initial term of the agreement or of any successive renewal period. Pursuant to the agreement, Mr. Worsley may not compete with the Company anywhere in the United States on the termination of Mr. Worsley's employment for a period of two years.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company has developed and implemented compensation policies and programs which seek to improve the Company's overall financial performance and thus improve shareholder value by aligning the interests of senior management with those of its shareholders. The Company's Compensation Committee, which is comprised entirely of independent, outside members of the Company's Board of Directors, has furnished the following report on executive compensation.

OVERVIEW AND PHILOSOPHY

     The Company's philosophy is to structure overall compensation for executives at levels that enable the Company to attract, motivate and retain highly qualified executives. The Company's compensation program for executive officers is primarily comprised of base salary, bonus and long-term incentives in the form of stock option grants.

     In determining compensation for its officers, the Company emphasizes incentive-based compensation, particularly cash bonuses and stock options grants. The Company awards bonuses as a reward for performance based principally on the Company's overall financial results. Stock option grants are intended to result in no reward if the stock price does not appreciate, but may provide substantial rewards to executives as shareholders benefit from stock price appreciation. The Company periodically reviews the compensation levels of other companies in its industry to ensure that the Company's executive compensation is appropriate in light of industry practices.

BASE SALARY AND BONUSES

     Each Company executive receives a base salary, which when aggregated with their other incentive-based compensation, is intended to be competitive with similarly situated executives in the Company's industry. The Company typically targets base pay at the minimum level necessary to attract highly qualified executives, which in some cases may be less than market rates. In determining salaries, the Company takes into account individual experience and performance and specific needs particular to the Company.

     In addition to base salary, the Company typically pays its executives an annual bonus. The Company believes that bonuses properly motivate the executive officers to perform to the greatest extent of their abilities to generate the highest attainable profits for the Company. In 1997, bonuses paid to management were based on the Company's overall performance as well as the performance and responsibilities of the individual executive. The Company feels that bonuses paid in 1997 were reflective of such performance.

OPTIONS

     Because the long-term financial success of the Company depends to a significant degree on its management team, the Company believes that it is crucial for its management team to have an equity stake in the Company. Thus, the Company makes option grants to key executives from time to time. In making option awards, the Company reviews the level of awards granted to executives at companies in the Company's industry, the awards granted to other executives within the Company and the individual officer's specific role at the Company. Although the Company typically pays base salaries to executives that are less than market rates, the Company believes that its option awards enable it to attract and retain highly qualified executives.

     In 1997, the Board approved stock option grants to several officers. These options were granted at, or in excess of, the fair market value of the Company's Common Stock on the date of grant. All of the options granted in 1997 were subject to vesting over a three-year period, with approximately one-third of the options becoming exercisable on each successive anniversary of the date of grant, and expire ten years after the grant date.

OTHER BENEFITS

     Executive officers are eligible to participate in benefit programs designed for all full-time employees of the Company. These programs include medical, dental, vision, disability and life insurance and a savings program qualified under Section 401(k) of the Internal Revenue Code.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Worsley founded the Company in 1989 and has served as its Chief Executive Officer since that time. Prior to the Company's initial public offering in December of 1996, the Company entered a three-year employment agreement with Mr. Worsley. The agreement established Mr. Worsley's base salary at $190,000, subject to adjustment by the Board from time to time. Mr. Worsley received a bonus in 1997 of $28,500 and is eligible to receive standard benefits under the Company's insurance programs and 401(k) plan. Mr. Worsley has never been awarded stock options by the Company. The Compensation Committee believes that Mr. Worsley's compensation is at or below the compensation levels of chief executive officers of comparable, publicly held catalog companies.

               COMPENSATION COMMITTEE

     Alan C. Ashton             Randy Petersen


STOCK PRICE PERFORMANCE GRAPH

     The Company's Common Stock commenced trading on the Nasdaq National Market under the symbol "SKYM" on December 11, 1996. The following graph compares the Company's cumulative shareholder return at the last trading day of each month commencing on December 11, 1996 through December 31, 1997 with shareholder returns on (i) the Nasdaq National Market Composite Index and (ii) Nasdaq National Market Retail Trade Stocks. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 11, 1996 and that all dividends, if any, were reinvested.


                                  TOTAL RETURNS

                  The       Nasdaq                                The       Nasdaq
                 Nasdaq     Retail                               Nasdaq     Retail
                 Stock      Trade     SkyMall,                   Stock      Trade     SkyMall,
   Date          Market     Stocks      Inc.           Date      Market     Stocks      Inc.
----------      --------   --------   --------       --------   --------   --------   --------
Base Point
12/11/96        $ 100.00   $ 100.00   $ 100.00        6/30/97   $ 110.26   $ 105.52   $  88.57
12/31/96           98.48      98.22     101.43        7/31/97     121.90     110.39      51.43
 1/31/97          102.98     100.26     105.71        8/29/97     121.72     112.27      52.86
 2/28/97           99.69      96.80     114.29        9/30/97     128.91     119.64      72.86
 3/31/97           93.18      93.39      97.14       10/31/97     122.21     113.32      65.71
 4/30/97           96.10      90.28      81.43       11/28/97     122.82     115.81      55.00
 5/30/97          106.99      99.77      85.71       12/31/97     120.90     115.70      57.14

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and beneficial owners of more than ten percent of the Common Stock to file with the Securities and Exchange Commission initial statements of beneficial ownership and statements of changes in beneficial ownership of the Common Stock and other equity securities of the Company held by such persons. Except as noted below, the Company believes, based solely upon a review of the copies of such beneficial ownership statements furnished to it, that during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's officers, directors and owners of more than ten percent of the Company's Common Stock were complied with.

     Thomas J. Litle, Director, purchased 2,100 shares of Common Stock in September 1997. Randy Petersen, Director, purchased 1,250, 1,737, and 3,300 shares of Common Stock in June, July, and October, respectively, in 1997. Due to an inadvertent error, these directors failed to timely report acquisitions of Common Stock on a Form 4.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information as of March 31, 1998 concerning the beneficial ownership of the Company's Common Stock by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) each executive officer of the Company, including the Named Executive Officers, (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. To the knowledge of the Company, all persons listed in the table have sole voting and investment power with respect to their shares, except to the extent that authority is shared by their respective spouses under applicable law.

                                                          SHARES BENEFICIALLY
                                                               OWNED (1)
                                                          -------------------
NAMES AND ADDRESS OF BENEFICIAL OWNER (2)                  NUMBER    PERCENT
---------------------------------------------------       ---------  --------

Robert M. and Christi M. Worsley (3)...............       5,364,614    63.2%
Alan C. and Karen Ashton (4) (5)...................       2,397,798    28.2%
Bert A. Getz (6)...................................       1,074,596    12.7%
Christine A. Aguilera (7)..........................          19,700        *
Mark S. Schneider..................................           1,000        *
Martin F. Smith (8)................................          60,195        *
Thomas J. Litle (5)(9).............................          43,000        *
Lyle R. Knight (5)(9)..............................          35,800        *
Randy Petersen (5).................................          16,287        *
All directors and executive officers
  of the Company as a group
  (8) persons......................................       5,551,596    64.3%

------------
  *  Less than 1%

(1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 8,489,600 shares of Common Stock outstanding as of March 31, 1998.
(2) The business address for all directors (except Alan C. Ashton) and officers of the Company is c/o the Company, 1520 E. Pima Street, Phoenix, Arizona 85034.
(3) Includes (i) 2,386,798 shares of Common Stock that Robert M. and Christi M. Worsley (the "Worsleys") have the right to acquire from Alan C. and Karen
     Ashton (the "Ashtons"); (ii) 537,298 shares of Common Stock that the Worsleys have the right to acquire from Bert A. Getz; and (iii) 900 shares of Common Stock issuable upon exercise of certain warrants acquired in the Company's 1996 Private Placement.

                                           Footnotes Continued on Following Page

(4) The address for the Ashtons is c/o Ralph Rasmussen, Esq., 261 E. 1200 South, Orem, Utah 84058.
(5) Includes 11,000 shares issuable upon exercise of certain stock options granted pursuant to the Company's Non-employee Director Stock Option Plan.
(6) The address for Mr. Getz is c/o Globe Corporation, 6730 North Scottsdale Road, Suite 250, Scottsdale, Arizona 85253.
(7) Includes 18,150 shares issuable upon exercise of stock options granted to Ms. Aguilera pursuant to the Option Plan.
(8) Includes (i) 54,135 shares issuable upon exercise of stock options granted to Mr. Smith pursuant to the Option Plan; and (ii) 1,200 shares of Common Stock issuable upon exercise of certain warrants acquired in the Company's 1996 Private Placement.
(9) Includes 6,000 shares of Common Stock issuable upon exercise of certain warrants acquired in the Company's 1996 Private Placement.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 15, 1996, the Company, the Worsleys, the Ashtons, Bert A. Getz and Globe Corporation, an affiliate of Bert Getz (Globe Corporation and Bert Getz are collectively referred to herein as "Getz") entered into certain agreements (collectively, the "Shareholder Agreements"). Under the Shareholder Agreements, on December 16, 1996, the closing date of the Company's initial public offering (the "Offering"), the Worsleys acquired an option (the "Ashton Option") to acquire all of the Common Stock of the Company held by the Ashtons during the two-year period following the Offering (exclusive of shares acquired by them in the open market). The Worsleys have agreed to use their best efforts to obtain financing, including pledging their shares of the Company's Common Stock, if necessary, from a third party to permit them to exercise the Ashton Option in full as soon as reasonably practicable. In addition, the Worsleys have an option (the "Getz Option") to acquire one-half of all of the Common Stock of the Company held by Getz during the 18-month period following the Offering (exclusive of shares acquired by him in the open market). The exercise prices of the Ashton Option and the Getz Option are $6.96 per share and $6.69 per share, respectively, subject to adjustment in certain circumstances. If the Ashton Option is not exercised during its two-year term, then following such term, the Worsleys will have a right of first refusal to purchase all of the Common Stock held by the Ashtons during the following five years. If the Getz Option is not exercised during its 18-month term, then following such term, the Worsleys will have a right of first refusal to purchase one-half of the shares of Common Stock owned by Getz during the following 18 months.

     In order to refinance $2.0 million of notes payable (and interest accrued thereon) to each of the Ashtons and Getz, the Company entered into a loan agreement for a $4.0 million line of credit with Merrill Lynch Business
Financial Services Inc. ("MLBFS") dated October 11, 1996. The loan had a maturity date of December 31, 1998 and a variable annual interest rate of 2.6 percent plus the 30-Day Commercial Paper Rate as quoted in The Wall Street Journal. In connection with the MLBFS loan, Ashton and Getz executed Financial Assets Security Agreements with MLBFS, granting MLBFS a security interest in Merrill Lynch securities accounts of at least $2.0 million each owned by Ashton and Getz, respectively. In January of 1997, the Company refinanced the $4.0 million line of credit payable to MLBFS with a $5.0 million line of credit with Imperial Bank. The Company pledged substantially all of its assets as security for the Imperial Bank loan. Upon refinancing of the MLBFS line of credit with Imperial Bank, the MLBFS line of credit was repaid and the related Financial Assets Security Agreements of Ashton and Getz were terminated.

     On April 19, 1996, the Company entered into an agreement with OrderTrust LLC (formerly LitleNet LLC), a company in which Thomas Litle, a director of the Company, has a controlling ownership interest, pursuant to which OrderTrust LLC provides the Company with order processing management services. In 1997, the Company incurred processing fees of approximately $200,000 pursuant to this agreement.

                AMENDMENT TO SKYMALL, INC. 1994 STOCK OPTION PLAN
                                (PROPOSAL NO. 2)

     At the Annual Meeting, the Company will seek shareholder approval of an amendment (the "Amendment") to the Option Plan to increase the number of shares authorized for issuance thereunder from 650,000 to 1,100,000. The Option Plan provides employees with an incentive to actively direct and contribute to the Company's growth by enabling them to acquire a proprietary interest in the Company. The Company's Board of Directors has approved the Amendment to the Option Plan and has directed that the Amendment be submitted as a proposal for shareholder approval at the Annual Meeting.

CURRENT PLAN PROVISIONS

     The Option Plan authorizes grants of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") to all employees of the Company. The Company currently has 178 employees. However, the Company typically grants options only to management employees.

     The Board of Directors believes that use of stock options authorized under the Option Plan is beneficial to the Company as a means of promoting the success and enhancing the value of the Company by linking the personal interests of its employees and others to those of its shareholders and by providing employees and others with an incentive for outstanding performance. These incentives also provide the Company flexibility in its ability to attract and retain the services of employees and others upon whose judgment, interest and special effort the successful conduct of the Company's operation is largely dependent.

     The Option Plan is administered by the Board of Directors. The Board of Directors has the exclusive authority to administer the Option Plan, including the power to determine eligibility, the types and sizes of options and the timing of options.

     Generally, options issued under the Option Plan have been subject to vesting over a three-year period, with approximately one-third of the options becoming exercisable by the holder thereof on each anniversary of the date of grant. To date, the exercise price of options granted under the Option Plan has been equal to or in excess of the fair market value of the Common Stock on the date of the grant. On April 14, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $5.00 per share.

INCENTIVE STOCK OPTIONS

     An ISO is a stock  option that  satisfies  the  requirements  specified  in
Section 422 of the Internal Revenue Code (the "Code"). Under the Code, ISOs may only be granted to employees. In order for an option to qualify as an ISO, the price payable to exercise the option must equal or exceed the fair market value of the stock at the date of the grant, the option must lapse no later than 10 years from the date of the grant, and the stock subject to ISOs that are first exercisable by an employee in any calendar year must not have a value of more than $100,000 as of the date of grant. Certain other requirements must also be met. The Company determines the consideration to be paid to the Company upon exercise of any options. The form of payment may include cash, Common Stock, or other property.

     An optionee is not treated as receiving taxable income upon either the grant of an ISO or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Common Stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code. If at the time of exercise, the Common Stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Common Stock (determined at the time the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture.

     If Common Stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Common Stock is transferred to the optionee upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such Common Stock is disposed of before the expiration of the above-mentioned holding periods, a "disqualifying disposition" occurs. If a disqualifying disposition occurs, the optionee realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, or the selling price of the Common Stock and the exercise price, whichever is less. The balance of the optionee's gain on a disqualifying disposition, if any, is taxed as capital gain.

     The Company is not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Common Stock received, except that in the event of a disqualifying disposition, the Company is entitled to a deduction equal to the amount of ordinary income realized by the optionee.

NON-QUALIFIED STOCK OPTIONS

     A NQSO is any stock option other than an ISO. Such options are referred to as "non-qualified" because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Code.

     No taxable income is realized by an optionee upon the grant of a NQSO, nor is the Company entitled to a tax deduction by reason of such grant. Upon the exercise of a NQSO, the optionee realizes ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price and the Company is entitled to a corresponding tax deduction.

     Upon a subsequent sale or other disposition of Common Stock acquired through exercise of a NQSO, the optionee realizes a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee has no tax consequence to the Company.

     The following table sets forth grants of options made under the Option Plan during 1997 to (i) each of the Named Executive Officers; (ii) all current executive officers, as a group; (iii) all current directors who are not executive officers, as a group; and (iv) all employees, including all current officers who are not executive officers, as a group. Grants under the Option Plan are made at the discretion of the Board of Directors. Accordingly, future grants under the Option Plan are not yet determinable.

OPTION PLAN BENEFITS

                                        NUMBER OF SHARES       WEIGHTED AVERAGE
                                           SUBJECT TO         EXERCISE PRICE PER
NAME AND POSITION                       OPTION GRANTS (#)        SHARE ($/SH)
------------------------------          -----------------     ------------------

Christine A. Aguilera
  Vice President of Business
  Development, General Counsel
  and Secretary                              70,000                   $8.00

Mark S. Schneider
  Vice President of Marketing                70,000                   $7.22

Martin  F. Smith
Vice President of Merchandising              15,000                   $4.38

Executive Officer Group                     155,000                   $7.30

Director Group                                   --                      --

Employee Group                               52,500                   $6.81

AMENDMENTS TO OPTION PLAN

     The Board of Directors has reviewed the options currently remaining in the option pool for the Option Plan and has determined that it is appropriate to increase the number of shares authorized for issuance under the Option Plan. As of April 15,1998, option grants representing 595,848 shares were outstanding under the Option Plan. The Board believes that an increase in the number of authorized shares is necessary for the continued optimal use of the Option Plan. Therefore, the Board is proposing the Amendment to the Option Plan that would increase the number of shares authorized for issuance under the Option Plan from 650,000 to 1,100,000.


REQUIRED VOTE

     Approval of the Amendment to the Option Plan requires the affirmative vote of a majority of shares of Common Stock present at the Annual Meeting in person or by proxy. Abstentions are considered present for this proposal, so they will have the same effect as votes against the Amendment. Broker non-votes are not considered present for this proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL
          OF THE AMENDMENT TO THE SKYMALL, INC. 1994 STOCK OPTION PLAN.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for fiscal 1998. Arthur Andersen LLP representatives are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's next annual meeting of shareholders must be received by the Company no later than December 21, 1998 to be evaluated by the Board for inclusion in the Proxy Statement for that meeting.

OTHER BUSINESS

     The Annual Meeting is being held for the purposes set forth in the Notice that accompanies this Proxy Statement. The Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting.

1997 ANNUAL REPORT ON FORM 10-K

     The Company files annual reports on Form 10-K with the Securities and Exchange Commission. A copy of the annual report for the fiscal year ended December 31, 1997 (except for certain exhibits thereto) was included in the 1997 annual report to shareholders mailed with this Proxy Statement. Copies of all exhibits to the Form 10-K Annual Report are available subject to a payment of $0.15 per page upon written request to SkyMall, Inc., 1520 East Pima Street, Phoenix, Arizona 85034, Attention: Investor Relations.

                                 By Order of the Board of Directors,



                                 Robert M. Worsley
                                 Chairman, Chief Executive Officer and President

Phoenix, Arizona
April 21, 1998

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